ADDvantage Technologies Group, Inc.
1221 E. 81st Street
Broken Arrow, Oklahoma 74012

For further information:	KCSA Worldwide
Company Contact:	Michael Cimini / Garth Russell
Ken Chymiak (9l8) 25l-2887	(212) 896-1233 / (212) 896-1250
David Chymiak (9l8) 25l-2887	mcimini@kcsa.com / grussell@kcsa.com

ADDvantage Technologies Expands Third-Party Service Agreement
With Scientific-Atlanta
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Company Also Extends Third-Party Service Agreement
With Leading Product Manufacturer To May 2008

BROKEN ARROW, Okla., June 07, 2006 - ADDvantage Technologies Group, Inc. (AMEX: AEY), today announced that its wholly owned subsidiary, Tulsat, a Master Distributor of new and legacy Scientific-Atlanta equipment, has expanded its “Third Party Service Agreement” with Scientific-Atlanta, Inc., a Cisco Company, to include Prisma I™ optics to the list of authorized equipment repair items.

Tulsat also announced it has extended the Third Party Service Agreement with Scientific-Atlanta through May 2008. The company originally announced the service agreement in May 2002. The agreement allows Tulsat to act as an authorized service provider of select Scientific-Atlanta equipment for the cable and broadcasting industry within the United States.

Ken Chymiak, ADDvantage Technologies Group President and CEO, commented, “We are pleased to strengthen our relationship with one of the leading product manufacturers worldwide. These agreements demonstrate the confidence that Scientific-Atlanta has in our ability to service a growing portfolio of products. We pride ourselves on our strong industry relationships and superior customer service, and look forward to enhancing our position in the multi-million dollar CATV industry.”

About ADDvantage Technologies Group, Inc.
ADDvantage Technologies Group, Inc. supplies the cable television (CATV) industry with a comprehensive line of new and used system-critical network equipment and hardware from leading manufacturers, including Scientific-Atlanta and Motorola, as well as operating a national network of technical repair centers. The equipment and hardware ADDvantage distributes is used to acquire, distribute, and protect the broad range of communications signals carried on fiber optic, coaxial cable and wireless distribution systems, including television programming, high-speed data (Internet) and telephony.

ADDvantage operates through its subsidiaries, Tulsat, Tulsat-Atlanta, Tulsat-Nebraska, Tulsat-Texas, NCS Industries, ComTech Services and Jones Broadband International. For more information, please visit the corporate web site at www.addvantagetech.com.

The information in this announcement may include forward-looking statements. All statements, other than statements of historical facts, which address activities, events or developments that the Company expects or anticipates will or may occur in the future, are forward-looking statements. These statements are subject to risks and uncertainties, which could cause actual results and developments to differ materially from these statements. A complete discussion of these risks and uncertainties is contained in the Company’s reports and documents filed from time to time with the Securities and Exchange Commission.

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